Exhibit 10.10

HEALTHSUN HEALTH PLANS, INC.

MSO Risk Agreement

With

MANAGED HEALTHCARE PARTNERS, LLC

Effective July 1, 2009

MANAGED HEALTHCARE PARTNERS

MSO RISK AGREEMENT

This MSO Risk Agreement (“Agreement”) is made and entered into as of this 1st day of July, 2009, by and among HealthSun Health Plans, Inc., a Florida corporation (“HealthSun” or “Plan”), and Managed Healthcare Partners, LLC, a Florida limited liability company (“MSO”).

WHEREAS, HealthSun is licensed in the State of Florida to operate as a state-licensed Health Maintenance Organization with a Medicare Advantage contract (“Plan”) under which members under an agreement with Plan (“Plan Members”) may be provided with medical services, hospital care and other covered health benefits; and

WHEREAS, MSO has an agreement with Plan pursuant to which Plan has engaged MSO to provide and arrange for the provision of Covered Services (as hereinafter defined) to Plan Members; and

WHEREAS, Plan has engaged MSO to perform and discharge those duties and responsibilities of Plan that Plan has contracted to perform pursuant to its agreements with CMS, AHCA (each as hereinafter defined) and other applicable entities with which Plan has contracted, or may in the future contract, insofar as it may legally delegate the performance thereof under applicable Florida law, regulation or rule, and subject to any such restriction or limitation on the delegation of same; and

WHEREAS, MSO is a staff model provider and provider network that engages and/or employs physicians and ancillary providers to provide health care services to the members of health maintenance organizations, provider sponsored organizations, preferred provider organizations and/or other managed care companies with which MSO contracts; and

WHEREAS, Plan, pursuant to its contract with MSO, and in the discharge of its responsibilities thereunder, wishes to engage MSO to provide and arrange for the provision of Covered Services to Plan Members, and MSO agrees to provide and to arrange for the provision of such Covered Services under the terms and conditions set forth in this Agreement; and

WHEREAS, Plan, and MSO believe that this Agreement will be mutually beneficial, and, as such, all parties agree to be bound by all terms and conditions contained herein.

In consideration of the above, it is mutually agreed as follows:

I.	Definitions

For the purposes of this Agreement, the following words and phrases shall have the meaning specified.

1.1	“Admitting Physician” is a Participating Physician who admits Members to a Participating Hospital or to another hospital with the approval of MSO.

1.2	“Agreement” means this MSO Risk Agreement between Plan and MSO.

1.3	“MICA” means Florida Agency for Health Care Administration.

1.4	“CMS” means the Centers for Medicare and Medicaid Services or any successor agency representing Medicare that administers the Medicare Advantage Program.

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1.5	“Copayment” means the amount, if any, required to be paid by a Member to Participating Providers as additional payments for Covered Services at the time Covered Services are rendered in accordance with Plan’s schedule of benefits applicable to the particular health services plan in which a Member is enrolled.

1.6	“Covered Services” means all medical services required to be provided to Members by Plan under Plan’s agreement(s) with Medicare and under the terms of Plan’s agreements with Subscribers, including, without limitation, Primary Care, specialist medical services, hospital services, ancillary and diagnostic services, and Emergency Services. Covered Services are subject to change at any time as required by applicable law or under Plan’s Medicare agreement(s).

1.7	“Credential” or “Credentialing” means the process for verifying that physicians providing services under this Agreement are adequately trained, licensed, of good professional reputation and capable of working with others in the provision of Covered Services to Members. The term shall be construed to include the re-credentialing process.

1.8	“DFS” means Florida Department of Financial Services.

1.9	“DHHS” means United States Department of Health and Human Services.

1.10	“Effective Date” shall mean the effective date of this Agreement which shall be July 1, 2009.

1.11	“Emergency Medical Condition” means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent lay person, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:

(a)	Serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child;

(b)	Serious impairment to bodily functions; or

(c)	Serious dysfunction of any bodily organ or part.

1.12	“Emergency Services” means Covered Services that are (i) furnished by a provider qualified to furnish emergency services; and (ii) needed to evaluate or stabilize an Emergency Medical Condition.

1.13	“Individual Subscription Agreement” means an agreement between Plan and an individual subscriber by which such individual is entitled to become a Member of Plan in accordance with the terms of such agreement. Individual Subscription Agreements shall include agreements between Plan and a Subscriber entitled to benefits under the Title XVIII of the Social Security Act, as amended.

1.14	“Medical Director” means a physician designated by Plan to monitor and review Covered Services to Members provided or requested by a health care provider.

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1.15	“Medical Staff’ means a hospital’s or ambulatory surgery center’s medical staff as the term is defined in the bylaws of the hospital’s or ambulatory surgery center’s medical staff, and as such bylaws may be amended from time to time.

1.16	“Medically Necessary” shall be defined by Plan in the exercise of its sole discretion and shall include due consideration of whether services are (i) consistent, specific and individualized with the symptoms or diagnosis and treatment of Member’s condition, disease, ailment or injury; (ii) appropriate with regard to standards of good medical practice within the surrounding community; (iii) not solely for the convenience of the Member, Member’s caretaker, a Participating Provider, or other health care provider, and (iv) the most appropriate supply or level of service which cart be safely provided to the Member.

1.17	“Member” or “Plan Member” means an eligible Subscriber who (i) has been enrolled in one of HealthSun’s Medicare health plans covered under this Agreement, as reflected on Attachment “D” hereof, and (ii) has been assigned by Plan to MSO or a MSO Provider or have selected a MSO Provider.

1.18	“MSO Provider” means a primary care physician, who or which (i) has entered into an agreement with MSO and/or Plan to provide health care services to Members, (ii) and has successfully completed Plan’s Credentialing process.

1.19	“Participating Provider” means a primary care physician, specialty physician hospital, ambulatory surgical center, home health care agency, pharmacy, group practice, or any other health care provider which or who has entered into an agreement with, or is otherwise engaged by, Plan to provide Covered Services to Members. Any such Participating Provider may be designated as a Participating Hospital, Participating Physician, Participating Pharmacy, etc. All MSO Providers shall be deemed to be Participating Providers for purposes of this Agreement.

1.20	“Plan Provider Manual” means the HealthSun Health Plans Provider Manual, as amended and revised from time to time by Plan, and provided to MSO.

1.21	“Primary Care Physician” means a Participating Provider who has contracted with MSO, or Plan to supervise, coordinate and provide Primary Care Services to Members, including the initiation of their referral to Specialty Physicians and other Participating Providers for non-Primary Care Services, and who meets all the other requirements for Primary Care Physicians contained in Plan Provider Manual and the agreement between Plan, MSO and Primary Care Physician.

1.22	“Primary Care Services” means those Covered Services customarily provided by a primary care physician in his or her office as well as services customarily provided by an attending primary care physician to institutionalized patients, and includes, by way of example and not limitation, the Primary Care Services set forth in Attachment “A”.

1.23	“Quality Improvement Program” means the program of Quality Improvement established by HealthSun, and/or by MSO on behalf of HealthSun, to assure the proper level and quality of care is provided including, but not limited to, HealthSun’s and MSO’s policies and procedures.

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1.24	“Specialty Physician” means a Participating Provider who is appropriately qualified in a certain medical specialty as determined by Plan who provides Covered Services to Members within the range of such specialty, who elects to be designated as a Specialty Physician by Plan and who meets all other requirements for Specialty Physicians contained in HealthSun’s and/or MSO’s rules and regulations, including Plan Provider Manual, and in the Agreement between Plan„ MSO and the Specialty Physician.

1.25	“Subscriber means a person who meets the eligibility requirements of Plan, enrolls pursuant to the terms thereof, and for whom premiums are received by or on behalf of HealthSun.

1.26	“Urgently Needed Services” means Covered Services that are not Emergency Services, provided when an enrollee is temporarily absent from Plan’s service area (or, under unusual and extraordinary circumstances, provided when the Member is in the service area but Plan’s provider network is temporarily unavailable or inaccessible) when the services are medically necessary and immediately required (a) as a result of an unforeseen illness, injury or condition; and (b) it was not reasonable given the circumstances to obtain the services through Plan.

1.27	“Utilization Management/Utilization Management Program” means the evaluation and determination of the appropriateness of patient use of medical care resources, and provision of any needed assistance to clinician and/or Member, to ensure appropriate use of resources. Utilization Management includes prior authorization, concurrent review, retrospective review, discharge planning, case management, and disease management protocols.

II.	Duties and Responsibilities of Plan

2.1	Compensation

Plan shall compensate MSO at the rates and in the manner set forth in Attachment “B”. If MSO fails to make timely payments in accordance with Attachment “B,” Plan shall be responsible for making such payments.

2.2	Member Eligibility

Plan shall provide each Member with an identification card that shall be presented by the Member for purposes of assisting MSO Provider in verifying Member eligibility. In addition, by the first day of each month, Plan shall provide MSO a list of all Members (“Membership List”) listing all Members eligible to receive Covered Services during that month, which Membership List shall be effective for the month. The Membership List shall also specifically identify accretions and deletions from the prior month’s Membership List. In addition, Plan shall arrange for MSO to be able to obtain on-line access to the Membership List so that MSO can obtain at any time a current listing of eligible Members. Plan and MSO shall not be responsible for medical services provided to non-eligible individuals.

2.3	Claims Report

By the fifteenth (156) day of each month, Plan shall provide MSO a claims report, in written or electronic form, setting forth all claims submitted during the immediately preceding month for services provided to Plan Members for which MSO is responsible, the amount to be paid on account of each such claim (subject to MSO’s contestation rights, as set forth in Section 2.7 below), and the reason(s) for denial for each claim for which payment was denied.

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2.4	Marketing

It is the understanding of the parties that Plan will use its best efforts to enroll patients of MSO Providers in the Plan. No guarantees are afforded by Plan as to the number of Members who will select MSO or MSO Providers. However, Plan will use commercially reasonable efforts to assign Members to MSO.

2.5	Advertising

Plan and MSO may include the name, address, telephone number and types of practice of MSO Providers in a roster of Participating Providers. The parties understand that this roster may be inspected by and is intended for the use of current and prospective Members, Subscribers, Participating Providers, and other providers. Neither MSO nor MSO Providers shall engage in any marketing activities with respect to Plan and shall not use the trademarks and trade names employed by Plan without the prior written approval of Plan. MSO and MSO Providers may, however, without prior approval of Plan, engage in marketing activities which do not use the trademarks and trade names employed by Plan, provided such marketing activities comply with applicable federal Medicare Advantage Marketing Requirements.

2.6	Administrative Duties

Plan and/or MSO, through a Medical Director(s) or such other individuals as Plan designates, shall establish procedures relating to the following:

(a)	A system for authorization of referrals to Specialty Physicians;

(b)	Written notification of denied claim for Covered Services;

(c)	A system of pre-admission certification for all elective hospital admissions;

(d)	A Member encounter-reporting process to be implemented in accordance with Plan’s policies and procedures;

All procedures relating to the foregoing shall be contained in the Plan Provider Manual. The parties to this Agreement agree and acknowledge that although Plan and MSO shall establish procedures regarding the foregoing, MSO shall provide all services and functions with respect to some of the foregoing items, such as authorizing written referrals and providing pre-admission certifications, as agreed to by the parties from time to time, and consistent with Plan’s obligations as a licensed health plan.

2.7	Administration by Plan

Plan has the sole responsibility and final decision making authority for: (i) payment of claims for health services rendered to Members; (ii) credentialing of all Participating Providers, including MSO Providers; (ii) eligibility for enrollment in Plan; (iii) termination of a Member’s coverage under Plan; (iv) all benefit determinations; and (v) MSO Provider and Member grievance systems established by Plan. MSO agrees to recognize and abide by all state and federal laws, regulations and guidelines including those applicable to HealthSun’s Medicare health plan(s).

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Notwithstanding the provisions of Section 2.7(i) immediately above, MSO may contest the payment of any claim for Covered Services rendered to a Member by filing a contestation notice within five (5) days after receipt of the claims report referenced in Section 2.3. Plan shall promptly provide MSO with all relevant documentation supporting payment of the contested claim. Within five (5) days after receipt of such documentation, MSO shall advise Plan of its reasons for contesting the claim. Failure of MSO to file a contestation notice or to provide Plan with reasons for contesting the claim within the prescribed five (5) day period shall be deemed acceptance of Plan’s initial payment determination. Within five (5) days after receipt of Plan’s reasons for contesting the claim, Plan shall make a final decision with respect to payment of the claim, based on the reason set forth in the contestation notice and taking into consideration, medical necessity, whether the appropriate level of care was delivered and whether payment for such care is subject to coordination of benefits.

2.8	Right to Approve Participating Providers

Plan shall approve all Participating Providers, including the acceptance of MSO Providers as Participating Providers, and shall have the right to approve or disapprove the addition of Primary Care Providers and Primary Care Provider service locations; provided, however, Plan shall not unreasonably withhold approval of Participating Providers or additional locations.

2.9	Establishment of Specialty Physician, Hospital and Ancillary MSO

Plan and MSO, agree and covenant that they will assume the responsibility for establishing and maintaining agreements with all Participating Providers for the provision of Covered Services, other than primary care providers, including but not limited to, specialty physicians, hospital (inpatient and outpatient), ambulatory surgical center, home health care, pharmacy, and other ancillary services. Plan and MSO shall insure that there is geographic coverage of Participating Providers within the CMS guidelines MSO’s Members and that MSO shall have access to such Participating Providers during the term of this Agreement. In addition, Plan agrees to use its best efforts to enter into Participating Provider Agreements with those physician specialists, hospitals, ambulatory surgical centers, home health agencies, pharmacies and other ancillary providers as requested from time to time by MSO.

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III.	Duties and Responsibilities of MSO

3.1	Provision of Covered Services and Certain Administrative Services

MSO shall provide the appropriate personnel, facilities and equipment necessary for the administration of MSO. Pursuant to this Agreement, the parties agree and covenant that MSO will assume all responsibility for the provision of Covered Services to Members enrolled in Medicare plans of HealthSun as such Members are reasonably assigned to MSO by Plan. MSO assumes the risk for the provision of Covered Services to Members whether or not those Covered Services are provided by MSO Providers. In fact, certain Participating Providers that are not MSO Providers, including hospitals and ancillary services providers, will provide Covered Services to Members for which MSO will have financial responsibility hereunder. Even though MSO will not contract with such Participating Providers (e.g. hospitals and ancillary services providers), MSO shall have financial responsibility for Covered Services provided to Members by Participating Providers. In addition, MSO hereby becomes obligated to manage and administer Covered Services, subject to the terms and conditions of this Agreement. MSO agrees to provide or arrange for the provision of Covered Services, including, without limitation those services set forth on Plan’s MedicareAdvantage health benefits, as reflected by HealthSun’s Adjusted Community Rate Proposal (“ACRP”) as filed with and approved by CMS from time to time during the term hereof. Covered Services shall be provided in accordance with the Utilization Management Program (as set forth in Section 3.5 hereof).

3.2	Licensure and Participation in Medicare

Prior to being assigned a provider number and being eligible to be assigned or treat Members, all MSO Providers must be credentialed by Plan in accordance with its credentialing policies and procedures as amended and in effect from time to time. MSO represents and warrants that MSO Providers, and all other health professionals employed, retained or in professional association with such MSO Providers who will provide services under this Agreement are appropriately trained and qualified, licensed and authorized by the State of Florida and all other applicable governmental entities to practice their profession and to perform procedures which are to be provided pursuant to this Agreement. MSO covenants that MSO Providers and other health professionals employed by or associated with MSO Providers shall maintain their licenses and authorizations at all times during the term of this Agreement. MSO further warrants that MSO Providers are certified as providers in good standing under the Federal Medicare Program (Title XVIII of the Social Security Act, as amended).

3.3	Compliance with Plan Programs and Rules

MSO agrees, and shall cause MSO Providers to agree, to be bound by and comply with Plan’s policies, procedures and rules as promulgated from time to time, which are now in effect and as hereafter adopted and amended, are incorporated in this Agreement, including without limitation those policies and procedures set forth in the Plan Provider Manual, Plan’s credentialing program, Plan’s quality improvement program, Plan’s grievance program, Plan’s risk management program, Plan’s compliance program and any other program established by Plan from time to time. By executing this Agreement, MSO acknowledges receipt of such policies, procedures and regulations, including the Plan Provider Manual. Plan shall promptly provide MSO with copies of any modification, amendment or any other change to any of such policies, procedures programs or manuals.

3.4	Agreements with MSO Providers

In the event MSO shall contract with primary care physicians and specialty physicians to arrange for the provision of services to Members under this Agreement, the form of these agreements with such MSO Providers (the “MSO Provider Agreements”) shall contain all CMS, AHCA and DFS required provisions and applicable accrediting standards. MSO shall provide Plan with a copy of each form of MSO Provider Agreement, and upon request of Plan and/or MSO, shall provide copies of each executed MSO Provider Agreement, which shall be subject to Plan’s and MSO’s approval for inclusion as a Participating Provider. Such MSO Provider Agreements shall contain a provision stating that if the terms and conditions contained in MSO Provider Agreement conflict with any terms and conditions contained in this Agreement, the provisions in this Agreement shall control and supersede the terms and conditions contained in MSO Provider Agreement.

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3.5	Utilization

MSO and MSO Providers shall comply with and be monitored under Plan’s approved Utilization Management Programs as in effect from time to time, including, without limitation, pre-certification of elective admissions and procedures, referral processes and reporting of clinical encounter data. MSO shall ensure proper communication between MSO and Plan regarding Utilization Management decisions to enable Plan to carry on all other functions required to be carried on in connection with the provision of Covered Services to Members, including the approval of referrals. Plan shall have the right to override any Utilization determination reached by MSO and any such determination made by Plan shall be binding on MSO; Plan may pay a claim or claims on the basis of its utilization determinations. Without limiting the generality of the foregoing, Plan may pay any claim included in a claims report provided to MSO if MSO has not objected to the payment of said claim within five (5) business days of the receipt by MSO of said claims report

3.6	Verification of Eligibility

Subject to Plan complying with its obligations under Section 2.2 above to provide each Member with an identification card and to provide MSO with a Membership List on a monthly basis, MSO is responsible for verifying eligibility of Members before MSO Providers render Covered Services to such individuals (e.g., verifying Member’s inclusion in Membership List).

3.7	MSO Provider Training

MSO shall cause MSO Providers to receive and participate in any applicable training developed by Plan, the contents of which may be amended from time to time by Plan in its sole and absolute discretion. MSO shall cause MSO Provider to maintain a level of experience through continuing education programs in MSO Provider’s particular discipline and shall maintain the educational standards required by MSO Provider’s licensure board when applicable. MSO Providers shall participate, to the extent feasible, in any continuing education programs established or recommended by Plan appropriate to MSO Provider’s particular practice.

3.8	Encounter Information

MSO shall cause MSO Providers to submit encounter and clinical information for services rendered to Members on a monthly basis in compliance with Plan’s Quality Improvement Program. The information shall consist of statistical and descriptive medical and patient data as specified by Plan. Encounter information on capitated providers shall be submitted to Plan within thirty (30) days of the date of service to Members. Records shall be maintained for a period of not less than ten (10) years from the termination of this Agreement and shall be retained for an additional period of time if records are under review or audit until such review or audit is complete. MSO shall report to Plan’s risk manager all incidents involving a Member in accordance with Plan’s incident report guidelines, which shall be established in accordance with the provisions of Fla. Stat. Ch. 641.55 and Florida Administrative Code Rule 59A-I2.012. MSO shall designate an individual or individuals who shall make reports of incidents to Plan’s risk manager. MSO shall report all incidents to Plan within three (3) working days of their occurrence; provided that MSO shall immediately report to Plan the occurrence of an incident which results in: (i) the death of Member; (ii) severe brain or spinal damage to a Member; (iii) a surgical procedure being performed on the wrong patient; or (iv) a surgical procedure unrelated to a Member’s diagnosis or medical needs being performed. Receipt of the notices required by this Section shall not constitute an assumption of liability on the part of Plan. Nothing in this Agreement requires either party to disclose any information when applicable law prohibits disclosure.

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3.9	MSO Provider Services

(a)	Professional Standards. MSO shall cause MSO Providers to provide Covered Services to all Members in an ethical and legal manner, in accordance with professional standards of care in the medical community.

(b)	No Discrimination. MSO shall cause MSO Providers to provide Medically Necessary Covered Services to Members upon referral to MSO Provider by Plan, without regard to race, color, age, place of residence, economic status, health status, health care needs, benefit plan, source of payment, religion, genetic information, national origin or handicap of a Member.

(c)	Equal Standards. MSO shall cause MSO Providers to render Covered Services to Members in the same manner, in accordance with the same standards of care and with the same time availability as offered MSO Provider’s other patients and without regards to (i) the degree of frequency of utilization of such services by a Member or, (ii) the physical condition or health status of a Member.

(d)	Hospital Admissions. MSO and/or Plan shall cause MSO Providers or Plan’s Admitting Physician panel to admit to, and provide appropriate services at, a Participating Hospital to Members. MSO and/or Plan shall cause MSO Providers or Plan’s Admitting Physician Panel to maintain clinical privileges at a Participating Hospital. Non-emergency admission to a Participating Hospital must be certified in advance by Plan or MSO in accordance with the approved Utilization Management Program.

(e)	Availability. MSO shall cause MSO Providers to make available primary care Covered Services twenty four (24) hours per day seven (7) clays per week, including holidays, to comply with the following availability schedule: urgent care - within one day; routine sick care - within one week; and well care - within one month. MSO shall cause MSO Providers to maintain adequate personnel and facilities to fulfill the contracted obligations hereunder. MSO shall cause MSO Providers to be responsible for the provision, authorization, coordination, supervision, monitoring and overall management of all primary care Covered Services to Members in accordance with Plan’s policies and procedures. MSO shall ensure that MSO Providers who are Primary Care Physicians shall be responsible for the making of referrals for Covered Services that are not Primary Care Services when Medically Necessary. In any event, MSO shall cause MSO Providers to maintain a telephone answering service to handle Member calls twenty four (24) hours per day, seven (7) days per week.

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(f)	Communication with Members. MSO agrees, and shall cause MSO Providers to agree, to make provisions for appropriately communicating with Members in the primary language used by Members, as and when the need arises.

3.10	Members’ Medical Records

(a)	Compliance. MSO shall, and shall cause MSO Providers to:

(1)	recognize and abide by all applicable state and federal laws, regulations and guidelines, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and those applicable to Plan’s health care plans.

(2)	maintain appropriate, accurate and complete clinical record entries, as well as to participate in the record-keeping system established by Plan, as may be modified from time to time.

(b)	Contents and Confidentiality. Medical records of Members will include the recording of services provided by MSO Providers, other health care providers, other reports from referral providers, discharge summaries, records of Emergency Services received by the Members. All such records shall be treated as confidential so as to comply with all federal and state laws and regulations regarding the confidentiality of patient records, including HIPAA.

(c)	Inspection. Plan and MSO shall have the right to inspect at reasonable times, upon advance written notice, MSO Providers’ facilities and Members’ medical records for compliance with Plan’s policies and procedures. Plan and MSO shall have the right to inspect and to copy, at Plan’s expense, books, records (any and all) maintained by MSO Providers pertaining to claims for Covered Services under this Agreement. Each MSO Provider shall maintain all such records at its principal place of business in the State of Florida. MSO shall cause MSO Providers to permit authorized representatives of any state or federal authority or agency to inspect MSO Providers’ facilities and to review the records of services provided to Members. MSO Providers shall retain such records and provide such access to any governmental agency or to Plan for a period of not less than ten (10) years after the expiration of this Agreement and retain such records for an additional period of time if the records are under review or audit until the review or audit is completed. MSO and MSO Providers shall cooperate, if requested, with any inspection by AHCA and DHHS as a means of evaluation of the quality, appropriateness and timeliness of service provided to Members. These inspections may include inspections of any records pertaining to this Agreement.

3.11	Participation in Plan Programs

(a)	Programs. MSO agrees and shall cause MSO Providers to agree to support and participate in Plan’s programs, including those pertaining to Plan’s policies and procedures, credentialing programs, quality improvement programs, utilization programs, claims payment policies, grievances, continuing education and other similar programs of Plan that may be established from time to time by Plan to promote appropriate standards of medical care and to control the cost and monitor the quality of medical services rendered to Members, including without limitation programs relating to the precertification of elective admissions and procedures, referral process and reporting of clinical encounter data. MSO Providers shall abide by and be bound by Plan’s program determinations.

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(b)	Information. In conjunction with any such review or program, MSO shall cause MSO Providers to make available at no charge to Plan, information related to treatment of Plan Members as is reasonably requested by Plan. MSO shall, and shall cause MSO Providers to, abide by all of Plan’s applicable rules and regulations, policies and procedures, and acknowledges that failure to do so by a MSO Provider shall be sufficient basis for immediate termination of such MSO Provider.

3.12	Compensation and Billing

(a)	Member Hold Harmless. MSO agrees, and shall assure that MSO Providers agree, that in no event, including but not limited to, nonpayment by Plan, Plan or HealthSun insolvency, or breach of this Agreement by either party, shall MSO or MSO Provider, or any representative or agent, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member, AHCA, DFS, CMS, or Subscriber, or person acting on their behalf for services provided pursuant to this Agreement. This provision shall not prohibit collection of Copayments on Plan’s behalf made in accordance with the terms of the applicable agreement between Plan and Member. MSO Providers shall use reasonable efforts to collect from Members applicable Copayments. MSO shall cause MSO Providers to agree that (i) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and that (ii) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between or among MSO, MSO Provider and Members, or persons on their behalf. MSO shall, and shall cause MSO Providers to, continue providing services to Members through any post insolvency period in the manner set forth in Section 4.3 hereof or through any period after the termination of this Agreement to the extent necessary to complete a plan of care or plan of treatment initiated prior to termination of this Agreement. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary or a Director, Superintendent or Commissioner of the DHHS.

(b)	Refunds and Set-offs. MSO shall, and shall cause MSO Providers to, immediately refund to Plan any and all sums collected by MSO Providers from Members to which MSO Providers were not entitled under this Agreement, including the Attachments hereto. Such refunds shall take the form of cash payments or setoffs against amounts owed to MSO by Plan. When appropriate, Plan shall return to Member such sums improperly charged by MSO Providers.

(c)	Compliance with Plan Provider Manual. MSO Provider shall comply with all billing and reporting procedures established by Plan as set forth in Agreement or the Attachments and Schedules hereto and in Plan Provider Manual.

3.13	Insurance

(a)	Coverage. MSO shall maintain such policies of general liability, professional liability, and other insurance as shall be necessary to insure MSO and MSO’s employees or agents against any claim for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the provision of Covered Services to Members by MSO’s employees or agents. MSO shall also require MSO Providers to maintain malpractice insurance in the minimum amount of $250,000 per occurrence, $750,000 per aggregate year or in such greater amounts as required by applicable law, or in lieu thereof, to otherwise comply with provisions of Florida law relating to insolvency protection for patients. MSO shall, and shall cause MSO Providers to, secure and maintain, during the term of this Agreement, worker’s compensation insurance for all of their employees connected with the work under this Agreement, as required by applicable law. Such insurance shall comply with Florida’s Worker’s Compensation law. MSO shall maintain current information and documentation regarding this Section 3.13 and shall advise Plan about such insurance, including the name of insurer, policy number, nature and extent of coverage, and expiration date and/or about other arrangements pertaining to malpractice protection. MSO shall notify plan not less than ten (10) days prior to any reduction, cancellation, termination or expiration of insurance coverage for MSO or MSO Providers.

(b)	Claims. MSO shall notify Plan of any claim or cause of action by or relating to a Member filed against MSO or a MSO Provider within five (5) working days of MSO’s receipt of notice that such a claim or cause of action has been filed. MSO shall cause each MSO Provider to notify MSO of any claim or cause of action by or relating to a Member filed against such MSO Provider within five (5) working days of MSO Provider’s receipt of notice that such a claim or cause of action has been filed. MSO shall provide Plan with any information regarding such claim or cause of action reasonably requested by Plan.

3.14	Referrals

MSO shall, and shall cause its MSO Providers to, abide by the referral system approved by Plan and MSO pursuant to the Utilization Management Program, as amended by MSO or Plan from time to time in their sole and unfettered discretion. Except in cases of Emergency or the onset of a condition requiring Urgently Needed Services, MSO Providers shall not make a referral of a Member to a Specialty Physician or a non-Participating Provider for Covered Services without prior approval of Plan or MSO in accordance with the Utilization Management Program. Any such referrals shall be made in accordance with approved policies for the provision of Covered Services. If MSO Provider wishes to refer a Member to a non-Participating Provider, MSO Provider must request a referral in writing and MSO, in accordance with the Utilization Management Program, shall be responsible for arranging the provision of the services. MSO Providers shall furnish to health care providers to whom or to which it has referred a Member complete information on treatment procedures and all pertinent clinical services provided to Member prior to such referral. In the event that non-Emergency services required by a Member are not available from any Participating Provider, non-Participating Providers may be utilized with the prior written consent of Plan only.

3.15	Grievances and Disputes

MSO shall, and shall cause MSO Providers to, cooperate with Plan in resolving any Members’ grievance(s) related to the provision or denial of Covered Services. MSO shall notify Plan of any complaints received by MSO and MSO Providers. MSO shall, and shall cause MSO Providers to, use best efforts to resolve any complaints in a fair and equitable manner. MSO shall, and shall cause MSO Providers to, agree to participate in and cooperate with Plan’s Member grievance procedures, as enacted by Plan from time to time, and comply with all final determinations rendered in accordance with those procedures.

3.16	Assignment of New Members by Plan

By written notice to MSO, Plan’s Medical Director may suspend referral of Members to MSO if it is determined that MSO or MSO Providers are not complying with (i) the terms set forth in this Agreement; (ii) Plan’s policies and procedures; or (iii) Plan’s policy and/or program requirements.

3.17	Coordination of Benefits

MSO shall, and shall cause MSO Providers to, cooperate in the implementation of any of Plan’s obligations and/or policies and procedures relating to coordination of benefits and other third party claims. MSO Providers shall bill when requested by Plan any third party payer for services rendered to Members. MSO and MSO Providers will, when permitted by law, reimburse Plan in the event that payments are received from such payers for Covered Services provided to Members, or assign to Plan all payments owed by such payers, and execute any further documents that may be required or appropriate to permit Plan to bill and process forms for any third party payer on MSO Provider’s behalf or to bill such payers directly, as determined by Plan.

3.18	Provision of Non-Covered Services

In the event that MSO Providers shall provide any non-Covered Services to a Member, MSO Providers shall, prior to the provision of such non-Covered Services, inform the Member (a) of the service(s) to be provided, (b) that Plan will not pay for or be liable for said services, and (c) that the Member will be financially liable for such services as permitted by applicable law.

3.19	Acceptance and Treatment of Members

MSO agrees, and shall cause each MSO Provider to agree, to accept Members as patients.

3.20	Transfer of Members and Medical Records

(a)	Requests to Transfer. As the physician-patient relationship is a personal one and may become unacceptable to either party, MSO Provider may request in writing to Plan that a Member be transferred to another Participating Physician. However, MSO Provider may not seek to have a Member transferred because of the amount of medical services required by the Member or because of the physical condition of the Member. MSO acknowledges that Members have a contractual right to request a transfer to another Participating Provider.

(b)	Transfer of Records. In the event of (i) the selection by a Member of another Participating Provider in accordance with Plan procedures, or (ii) the approval by Plan of a MSO Provider’s request to transfer a Member from such MSO Provider’s practice; to another Participating Provider, MSO Providers shall transfer copies of Member’s medical records, x-rays, and any and all other pertinent data to Plan, and to the new Participating Provider as selected by Member, when requested to do so in writing by Plan or Member. This charge shall be billed at a reasonable charge, not to exceed the amount stated in Florida Statute Ch. 395.3025 and shall not be billed to Members, AHCA or CMS.

3.21	Facilities and Environment

MSO shall, and shall require MSO Providers to, provide a functionally safe and sanitary environment for all Members. The medical service facilities of MSO Providers will: (a) reasonably accommodate handicapped individuals, (b) comply with applicable state and local building code and regulations; (c) comply with applicable state and local fire prevention regulations; (d) comply with applicable federal laws and regulations; (e) are inspected at least annually by the local or state fire control agency; (f) contain fire equipment and illuminated signs for cases of emergency evacuation, (g) offer adequate lighting and ventilation, and (h) shall remain clean and properly maintained. MSO Providers shall have in place appropriate procedures to handle medical and other emergencies that may arise in connection with services provided. By written notice to MSO, Plan’s Medical Director may suspend referral of Members to any MSO Providers if it is determined that the facts presented indicate that health or safety of Members could be endangered by such MSO Provider’s continued participation in Plan.

3.22	Formulary

MSO shall, and shall cause MSO Providers to, comply with Plan’s Prescription Drug Formulary, which may be amended from time to time, by Plan in its sole discretion. Plan shall promptly notify MSO of any amendment to Plan’s Prescription Drug Formulary.

3.23	Signs and Displays

MSO Providers shall display in a visible and prominent place any reasonable card, plaque or similar identifying logo provided by Plan to identify MSO Providers to Members.

3.24	Notification of Changes

MSO shall immediately notify Plan in writing upon the receipt of any verbal or written notice of the occurrence of any of the following:

(a)	Any changes to the list of current MSO Providers, their addresses and telephone and facsimile numbers. A complete list of MSO Providers is contained in Attachment C;

(b)	Any MSO Provider’s license to practice medicine in the State of Florida is suspended, revoked, terminated, or subject to terms of probation or other restrictions;

(c)	MSO or any MSO Provider has become a defendant in any malpractice action initialed by a Member, receives any pleadings, notices or demands of claim, or service of process relating to alleged malpractice involving a Member, or is required to pay damages in any such action by way of judgment or settlement;

(d)	MSO or any MSO Provider becomes the subject of any disciplinary proceeding or action before a governmental agency, including any State of Florida department, board, or agency, or a similar entity in any state;

(e)	Any MSO Provider is convicted of a felony relating directly or indirectly to the practice or conduct of such MSO Provider’s profession;

(f)	MSO or any MSO Provider is sanctioned or is subject to sanctions by the Medicare programs;

(g)	Any MSO Provider’s clinical privileges at any hospital are terminated, canceled or suspended;

(h)	MSO Provider becomes incapacitated;

(i)	An act of nature or any event beyond a MSO Provider’s reasonable control likely to interrupt all or a portion of a MSO Provider’s practice for a period of sixty (60) consecutive calendar days, or which may have a material adverse effect on MSO Provider’s ability to perform his/her/its obligations for this period;

(j)	Any change in the nature or extent of services rendered by a MSO Provider;

(k)	Any material change or addition to the information and disclosures submitted by MSO Provider as part of the application for a contract with Plan or MSO to provide Covered Services to Members;

(l)	Any other act, event, occurrence or the like that might materially affect a MSO Provider’s ability to carry out his/her/its duties and obligations to Members.

(m)	If a MSO Provider is a corporation, professional association or partnership, any of the above events with respect to a physician or other health professional who owns, is employed by or is otherwise associated with such MSO Provider.

3.25	Corporate Representations

MSO represents that it has and shall maintain any and all applicable permits and licenses relating to its business and the performance of its obligations under this Agreement. MSO is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. MSO has full power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated by MSO. This Agreement has been validly executed and delivered by MSO and constitutes a legal, valid and binding obligation of MSO. MSO has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by MSO does not, and the consummation by MSO of the transactions contemplated hereby will not, and the compliance by MSO with the provisions hereof will not, (a) conflict with or violate any provision of MSO’s Articles of Incorporation or Bylaws; (b) with or without notice or the passage of time or both, constitute, give rise or result in the breach, default or event of default under, or violation of any obligation under, any note, bond, mortgage, deed, license, franchise, permit, lease, contract, agreement, or other instrument, commitment or obligation to which MSO is a party and will not violate or conflict with any other material restriction of any kind or character to which MSO is subject; (c) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to MSO; or (d) violate any material statute, law, rule or regulation applicable to MSO.

3.26	Professional Corporations or Partnerships

In the event that MSO contracts with a MSO Provider or group of providers that is a professional corporation, professional association or partnership rather than an individual Physician or provider, MSO agrees to cause all of the terms set forth herein to apply with equal force to both the professional corporation, professional association or partnership and the individual physicians or providers associated with such entity. Notwithstanding any interpretation of this Agreement to the contrary, MSO agrees, represents and covenants that all of the provisions of this Agreement applicable to MSO, unless expressly inapplicable, shall apply with equal force to MSO Providers. MSO shall represent its MSO Providers in matters pertaining to the provision of Covered Services under this Agreement, and MSO represents that it has obtained the consent to such representation from its MSO Providers.

3.27	Other Contractual Commitments

MSO represents and assures Plan that MSO’s contractual commitments with other health maintenance organizations, provider sponsored organizations, competitive medical plans and health related entities do not restrict or impair MSO from performing its duties under this Agreement.

3.28	Compliance with Laws

MSO shall, and shall cause MSO Providers to, comply with all applicable state and federal laws and regulations applicable to MSO and/or Plan, specifically including, without limitation, all such laws and regulations promulgated by the DFS, AHCA, CMS and DHES. MSO shall use its best efforts to assist Plan in complying with all applicable laws and regulations.

3.29	Accrediting Organizations

MSO shall provide Covered Services and perform obligations hereunder in compliance with all applicable rules, regulations, standards, guidelines and requirements of any accrediting organization from which Plan seeks accreditation as a health plan. MSO shall assist Plan in complying with such accreditation requirements.

3.30	Compliance with Plan’s Confidentiality Obligations

MSO shall keep and maintain confidential, and shall cause MSO Providers to agree to keep and maintain confidential, all information provided to MSO by Plan which Plan identifies, in writing, as proprietary or confidential or which is required to be kept confidential by Plan pursuant to Plan’s agreements with other parties, including any agreements relating to proprietary information of such third parties, and which Plan identifies to MSO as being subject to confidentiality requirements, and MSO shall ensure compliance with such obligations by its officers, directors, shareholders, agents, employees, contractors or providers, unless otherwise required by law. Notwithstanding the foregoing, MSO shall not be required to maintain the confidentiality of any information which is generally known to the public at the time of disclosure; becomes known to MSO through disclosure by sources other than Plan or MSO; is independently developed by MSO without reference to or reliance upon the information provided by Plan or MSO; or is required to be disclosed by MSO to comply with applicable laws or regulations; provided that MSO must provide written notice of such disclosure to Plan prior to making any such disclosure.

3.31	Credentialing; Composition of MSO

Plan shall have primary responsibility for all Credentialing functions under this Agreement, but MSO shall assist Plan in carrying out Plan’s Credentialing program with respect to prospective MSO Providers. MSO shall obtain from prospective MSO Providers and promptly deliver to Plan all information requested by Plan to make its credentialing determination. MSO Providers and all other health professionals employed by, under contract with or associated with MSO Providers will be re-credentialed every three years. MSO agrees to notify Plan immediately of deletions of MSO Providers. All MSO Providers must be fully credentialed prior to treating Members. MSO shall comply with and abide by Plan’s implementation of its Credentialing Program. MSO shall use its best efforts to obtain the agreement of any providers who become affiliated with any MSO Provider to become MSO Providers. Any such providers shall be credentialed in accordance with Plan’s Credentialing Program prior to providing Covered Services to Members. In addition, upon a reasonable showing of good cause by Plan, MSO shall immediately remove any MSO Provider as a provider of Covered Services to Members upon the written demand of Plan.

3.32	Information Exchange between MSO and Plan

MSO covenants that MSO shall communicate with and transmit data and information to Plan’s management information systems in such a manner as to not cause any disruption in the business of Plan or the performance of Plan’s duties and obligations as set forth in this Agreement.

3.33	Reinsurance

MSO shall participate in Plan’s reinsurance program for its Members, at MSO’s sole cost and expense. MSO will only be charged the actual cost of the reinsurance. In addition, MSO shall comply with all applicable reinsurance stop/loss requirements under relevant federal and/or state physician incentive plan laws and regulations.

3.34	Performance of MSO’s Obligations by Plan

If MSO fails or becomes unable to perform any of its obligations under this Agreement, after receipt of written notice from Plan of such failure and the failure of MSO to cure such alleged breach within thirty (30) days of the written notice from Plan specifying the breach to be cured, Plan, at its option, may itself perform, or cause the performance of, such obligations, in the place of MSO. The option granted to Plan to perform MSO’s obligations under this Agreement in the event MSO fails to do so, is in addition to, and not in lieu of, any other remedies Plan may have pursuant to this Agreement, under the law or in equity. If MSO’s failure to perform its obligations under this Agreement is material and MSO fails to cure such material breach within thirty (30) days after notice thereof, and Plan exercises its option to perform, or cause to be performed, the obligations of MSO under this Agreement, then Plan shall be entitled to exercise all of the rights and remedies of MSO under this Agreement. Such rights and remedies shall include, without limitation, the right to assume MSO’s existing agreements with MSO Providers for the provision of Covered Services to Members, and to retain any amounts that would otherwise be payable to MSO for the performance of its obligations under this Agreement. Plan may, in its sole discretion, in lieu of assuming MSG’s agreements with MSO Providers, seek to enter into new contracts directly with such MSO Providers, for the provision of Covered Services to Members. Termination of this Agreement by Plan for cause as to MSO (as hereinafter defined) shall be considered a de facto failure of performance by MSO, which shall trigger Plan’s option to perform in accordance with the terms of this Section 3.34.

3.35	Inclusion of Provision in MSO Provider Agreements Regarding Plan’s Performance Option

MSO shall include the following provision in each of its MSO Provider Agreements, to effectuate the terms of Section 3.34, above:

Performance of MSO’s Obligations by Plan. If MSO fails or becomes unable to perform any of its obligations under this Agreement, and such failure to perform is material and continuing, then in such event, Plan, at its option, may itself perform, or cause the performance of, such obligations, in the place of MSO. If Plan performs, or causes to be performed, the obligations of MSO hereunder, then Plan shall be entitled to exercise all of the rights and remedies of MSO under this Agreement. Such rights and remedies shall include, without limitation, the right to assume this Agreement. In the event Plan assumes the performance of MSO’s obligations hereunder, Provider shall continue to perform its obligations under this Agreement as if MSO had not failed to perform, and shall thereafter look to Plan for the fulfillment of MSO’s obligations under this Agreement. Plan may, in its sole discretion, in lieu of assuming this Agreement, seek to enter into a new agreement with Provider for the provision of Covered Services to Members by Provider. Termination of the MSO Risk Agreement by and between MSO, Plan and MSO, dated as of July 1, 2009, by Plan or MSO for cause as to MSO, shall be considered a de facto failure of performance by MSO, which shall automatically trigger Plan’s option to perform in the place of MSO under this Agreement, as set forth in this Section.

3.36	Amendment of MSO’s Existing MSO Provider Agreements

Immediately after the execution of this Agreement, MSO shall cause to be amended all of its existing MSO Provider Agreements, to include the provision set forth in Section 3.35, above, in order to effectuate the terms thereof with respect to MSO’s existing contracts with MSO Providers. MSO shall promptly provide the executed, amended MSO Provider Agreements to Plan.

IV.	Governmental Requirements

4.1	Maintenance of Records

Notwithstanding anything herein to the contrary, MSO shall, and shall cause MSO Providers to, maintain complete and accurate fiscal records, as well as medical and social records applying solely to Members for whom MSO or MSO Providers have claimed and received payment. MSO Provider shall maintain such records as are necessary for evaluation of the quality, appropriateness and timeliness of services performed under this Agreement. Said records will be made available for fiscal audit, medical audit, medical review, utilization management, AHCA audit and other periodic monitoring upon request of authorized representatives of Plan or any governmental agency. MSO shall, and shall cause MSO Providers to, comply with requirements issued as a result of any such inspection or audit. Plan shall withhold from MSO’s compensation under Attachment B any and all amounts determined to be payable to Plan by MSO or MSO Providers as a result of such audits and any state and federal disallowance’s lawfully imposed on Plan as a result of MSO or any MSO Provider’s failure to abide by the terms of this Agreement. Said records shall be retained for a period of at least ten (10) years after starting date of the applicable retention period or until resolution of any ongoing audit occurs.

4.2	Indemnification

(a)	Plan Indemnification. Plan agrees to indemnify, defend and hold harmless MSO, and its employees, agents, independent contractors, officers and directors against any and all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney’s fees which may arise and/or be incurred in connection with or as a result of the negligent or wrongful performance of Plan under this Agreement. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

(b)	MSO Indemnification. MSO shall indemnify, defend and hold harmless Plan, their employees, agents, independent contractors, officers and Board of Directors, AHCA, DFS, CMS and Members from and against all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney’s fees, which may arise from any negligent act or other wrongful conduct by MSO or MSO Providers under this Agreement, including, without limitation, a breach of this Agreement This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

4.3	Continuing Obligation

If Plan becomes insolvent, MSO and MSO Providers’ obligations under this Agreement shall continue in full force with respect to Members assigned to Provider for a period equal to the longer of (i) sixty (60) days from the date of Plan’s insolvency, (ii) the period for which premiums have been paid, or (iii) the period during which a Member is continuously confined in an inpatient facility. MSO Providers shall not bill Members for Covered Services provided during such period. MSO agrees, and shall cause MSO Providers to agree, that this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members. This provision supersedes any oral or written contrary agreement now existing or thereafter entered into between or among MSO, MSO Providers and Members, or persons on their behalf. Plan shall not alter the provisions contained in this paragraph without the prior written approval of CMS.

4.4	Termination by MSO Providers

MSO shall cause MSO Providers to provide AHCA and DFS sixty (60) days’ written notice of any intended termination of its agreement with MSO or Plan.

4.5	Independent MSO Provider

It is expressly agreed that Plan, MSO, and MSO Providers, in the performance of their obligations under this Agreement, are at all times performing as independent contractors. No act, work, commission, or omission by any party, its agents, servants, contractors, or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render Plan, MSO, or MSO Providers an agent, servant, employee of, or joint venturer with, the other. MSO Providers shall be solely responsible and liable for all medical care, advice and treatments rendered or prescribed to Members.

V.	Restrictive Covenants

5.1	Confidentiality

MSO agrees, and shall cause MSO Providers to agree, that all information regarding Members is highly confidential and that the confidentiality of Patient Health Information (as that term is defined in HIPAA) will be maintained in accordance with applicable I IIPAA regulations. Both Plan and MSO agree and acknowledge that this section shall survive the termination of this Agreement

5.2	Non-Solicitation of Patients

During the term of this Agreement, and for a period of two (2) years following (i) termination of this Agreement by Plan other than for “Cause” (as defined in Section 6.3(a)), (ii) termination of this Agreement by MSO for “Cause” (as defined in Section 6.3(b)), or (iii) expiration of this Agreement at the end of twenty (20) years, if Plan refuses to accept an offer by MSO to extend the Agreement upon the same terms and conditions as set forth herein, then in any such event, Plan may not solicit any patient of any MSO Provider to transfer to another Participating Provider or terminate such patient’s relationship with such MSO Provider or to establish a provider-patient relationship with any other healthcare provider who or which is not a MSO Provider. The restrictions against solicitation following termination of this Agreement set forth immediately above shall not be applicable in the event of a termination or non-renewal by Plan for “Cause.” This Section shall survive the termination of this Agreement.

This Section 5.2 shall not prohibit any Member from seeking to transfer to another Participating Providers

5.3	Non-Solicitation of Employees

During the time this Agreement is in effect, MSO shall not, without the prior written consent of Plan, as the case may be, solicit any physician or non-physician employee or independent contractor of Plan, or of any of their affiliates, to terminate such person’s employment or engagement by Plan, or any affiliate thereof, and to become an employee or independent contractor of MSO or any of its affiliates, nor shall MSO, or any of its affiliates, hire or engage any such person who, within six (6) months of the time such person is hired or engaged by MSO or any of its affiliates, was an employee or independent contractor of Plan or any of their affiliates.

During the time this Agreement is in effect, Plan, nor any of its affiliates, shall, without the prior written consent of MSO, solicit any physician or non-physician employee or independent contractor of MSO, or any of its affiliates, and to become an employee or independent contractor of Plan, or any of its affiliates, nor shall Plan, or any of its affiliates hire or engage any such person who, within six (6) months of the time such person is hired by Plan, or any affiliate thereof, was an employee or independent contractor of MSO or any of its affiliates.

VI.	Term and Termination

6.1	Term

The term of this Agreement shall commence on the Effective Date, and shall continue in effect for ten (10) years from such date or if this Agreement is earlier terminated as provided herein. Provided that this Agreement is not earlier terminated, then upon expiration of the initial ten (10) year term, and provided that MSO is not in breach of this Agreement, this Agreement shall automatically be renewed for an additional ten (10) year term, unless MSO gives written notice of its intent not to renew the Agreement not less than ninety (90) days prior to the end of the initial term.

6.2	Immediate Automatic Termination

This Agreement shall automatically terminate solely with respect to particular MSO Providers immediately upon the occurrence of the following:

(a)	License Revocation. Such MSO Provider’s license to practice medicine, or the license of any of the principal physicians or other health professionals in association with such MSO Provider, is revoked in any State;

(b)	Conviction of Felony. If such MSO Provider or any of the physicians or health professionals associated or affiliated with such MSO Provider is convicted of a felony; or

(c)	Loss of Medicare Provider Status. If such MSO Provider or any of the physicians or health professionals associated or affiliated with such MSO Provider fails to obtain or maintain Medicare approved provider status.

6.3	Termination with Cause

(a)	By Plan. This Agreement may be terminated immediately by Plan with cause. “Cause” for immediate termination is the following:

(1)	Pertaining to Particular MSO Providers. With respect to a particular MSO Provider, this Agreement may be terminated by Plan for Cause with respect to such MSO Provider upon any of the following occurrences:

(i)	Failure of such MSO Provider to comply with the medical community standards of medical practice;

(ii)	Failure of such MSO Provider to meet credentialing standards; or

(iii)	such MSO Provider engages in any of the conduct listed in Section 6.3(a)(2).

For purposes of this Section 6.3(a)(1), if MSO Provider is a corporation, professional association or partnership, the term MSO Provider shall include a physician or other health professional who owns, is employed by or is affiliated with such MSO Provider.

(2)	Pertaining to MSO. This Agreement may be terminated in its entirety by Plan for cause upon written notice setting forth the grounds for termination. Cause shall constitute the following events:

(i)	Material breach of terms and conditions of this Agreement by MSO or a breach of a representation, covenant or warranty made by MSO under this Agreement, including, without limitation, the failure to fund the Medicare Operating Fund, as described in Attachment B, and failure of MSO to cure such alleged breach within thirty (30) days of the written notice from Plan specifying the breach to be cured or, if such breach is not reasonably capable of being cured within such thirty (30) day period, failure of MSO to commence actions to cure such breach within such thirty (30) day period;

(ii)	The willful breach, habitual neglect, or continued failure of MSO or MSO Providers to abide by Plan’s rules, procedures, policies or any other activity for which MSO has received notice, and failure of MSO to cure such breach within thirty (30) days of the written notice from Plan specifying the breach to be cured or, if such breach is not reasonably capable of being cured within such thirty (30) day period, failure of MSO to commence actions to cure such breach within such thirty (30) day period;

(iii)	MSO acts in a manner which is demonstrably injurious to the goodwill or reputation of Plan, and fails to discontinue such actions after notice from Plan;

(iv)	The commission of an act of fraud or theft against Plan;

(v)	The good faith determination by Plan that continuation of Agreement may result in danger to the health, safety or welfare of any Plan Member; or

(vi)	The involuntary bankruptcy or insolvency of MSO, if not dismissed within sixty (60) days after fling.

(b)	By MSO.

(i)	This Agreement may be terminated immediately by MSO with cause. The non-payment of any undisputed amount required to be paid by Plan hereunder after written demand therefore, and Plan’s failure to cure such non-payment within thirty (30) days after written demand therefor, shall constitute “Cause” for immediate termination.

(ii)	This Agreement may be terminated by MSO if MSO is required to pay the amount of a Deficit to the Plan pursuant to paragraph 4.c. of Attachment B for four (4) or more months during any consecutive twelve (12) month period; provided, however, upon receipt of a notice of termination from MSO pursuant to this Section 6.3(b)(ii), Plan shall have the option, in its sole and absolute discretion, upon written notice to MSO to convert this Agreement to a non-risk contract, pursuant to which MSO would be paid the capitation payments set forth in Attachment B, Section 4.a and all of the other provisions of Attachment B, shall be void and of no effect. All other provisions of this Agreement to the contrary shall be modified to be consistent with a non-risk contract. If Plan elects to convert this Agreement to a non-risk contract, Plan shall give MSO written notice of its intent to effect such conversion within ten (10) days after receipt of MSO’s notice of termination.

6.4	Termination of Medicare Contract

This Agreement will automatically terminate upon the termination or non-renewal of the Medicare Advantage contract between CMS/DHHS and HealthSun (the “Medicare Advantage Agreement”), or upon the termination or non-renewal of the contract between HealthSun and MSO. Plan will give notice to MSO of the non-renewal or termination of the Medicare Advantage Agreement or of HealthSun’s agreement with MSO and the date on which such will expire or terminate.

6.5	Obligation Upon Termination

(a)	Provision of Services. Without limiting the provisions of any other sections of this Agreement, in the event this Agreement is terminated for any reason, MSO Providers shall complete the course of treatment of any Member then receiving treatment in accordance with the terms hereof until provision has been made by Plan for the reassignment of such Member to another Participating Provider for further treatment, if appropriate, or until MSO has arranged for transfer of such patient to another insurance plan, it being understood that the obligation of MSO under this Agreement to the extent they pertain to Covered Services provided prior to termination, shall survive termination. MSO Providers shall continue to provide services through any post insolvency period. Payment to MSO for such services beyond termination date shall be made under the same terms and conditions as provided for under this Agreement.

(b)	Member Hold Harmless. Upon termination of this Agreement, the rights of each party shall terminate, provided however, that such action shall not release MSO and MSO Providers from the obligation to not seek compensation from Members for services provided prior to termination and completion of treatment of Members then receiving care until continuation of Members’ care can be arranged by Plan. Payment for such continued Covered Services shall be in accordance with the terms of this Agreement. Upon notice of termination, Plan will notify Members and other persons or entities that it deems to have an interest in such termination, through such means as it may choose.

(c)	Return of Documents. Upon the termination of this Agreement, MSO agrees to return any and all Plan provided materials, provider manuals, or other documentation, related to its business, including all copies thereof, whether authorized or not to Plan.

(d)	Transfer of Members. The parties hereto acknowledge and agree that substantially all of the MSO Members were existing patients of MSO Providers prior to the effectiveness of this Agreement and/or were subsequently enrolled in the Plan due to the efforts of MSO. For a period of One Hundred Eighty (180) days following termination of this Agreement by Plan without cause, Plan will cooperate with MSO in the orderly transfer of MSO Members out of Plan and into such other managed care arrangements as MSO and MSO Members may specify.

6.6	By Order of Department of Insurance

This Agreement may be terminated upon issuance of an order by the DFS requiring such termination pursuant to section 641.234, Florida Statute, or any successor statute.

VII.	General Terms

7.1	Modification and Assignment of this Agreement

The terms and sections included hereunto and the Agreement executed by the parties together embody all of the terms and conditions relating to the Agreement between the parties, and all oral and parole representations or statements made by either party prior to the execution of this Agreement are merged herein. The provisions of this Agreement may not be amended, supplemented, waived or changed orally or by course of conduct of the parties, but may be amended only by a written and signed document by the party by whom enforcement is sought and which shall make specific reference to this Agreement. This Agreement, being intended to secure the services of MSO, shall not be assigned, sublet, delegated, or transferred by MSO without the prior written consent of Plan, which consent shall not be unreasonably withheld if (i) this Agreement shall not then be in default in any respect (including any deficits in the operating funds hereunder), the proposed assignee demonstrates that it has the prior management experience, business infrastructure, health delivery system, and financial stability to undertake MSO’s obligations hereunder, and (iii) such assignee, upon approval by Plan of such assignment, undertakes to honor all of the terms and conditions of this Agreement, and to faithfully and fully perform the obligations of MSO hereunder. Plan may assign this Agreement to an entity which will operate under the same Medicare Advantage Plan as Plan and which shall fully assume the obligations of Plan hereunder. If any party decides not to terminate the Agreement, even though it has the right to do so in a particular instance, such decision shall not be considered a waiver of its right to terminate on a future occasion of the same or any other reason. For purposes of this provision, and without limiting the generality of this section, an assignment shall include: (i) a sale or other change of the beneficial and/or legal ownership more than 49% of the issued and outstanding stock or ownership interests (whether in one transaction or a series of similar transactions); (ii) a change in a majority of the members of the Board of Directors or Managers, excluding new directors/managers approved by the incumbent board over any three year period; the sale of all or substantially all of the assets of a party, and/or (iv) any business combination in which the business of party is joined with another person who thereafter would be included as an “affiliate” under the Securities Act of 1933, as amended, shall be deemed an assignment for purposes hereof and shall be subject to the limitations on assignment contained herein.

7.2	Non-Exclusivity

This Agreement is a non-exclusive agreement. Plan and MSO may enter similar agreements with other MSOs and providers, and MSO may enter into similar agreements with other management service organizations and health plans, including Medicare Advantage Plans; provided, however, MSO may not discriminate with respect to allocation of Members among Plan and other health plans with which MSO may contract based upon a Member’s health status or condition.

7.3	Severability

The invalidity or unenforceability of any terms or provisions hereof shall in no way affect the validity or enforceability of any other terms or provisions.

7.4	Headings

All section headings contained in this Agreement are to be considered for reference purposes only, and are not intended to define or limit the scope of any provisions of this Agreement.

7.5	Entire Agreement

This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties, and together with all Attachments, Schedules and Addendum and other appendices to it, shall be considered as the Agreement by and between Plan and MSO.

7.6	Conformance with Law

Each party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state and local laws, rules and regulations.

7.7	Governing Law and Venue

This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida, without regard to choice of law. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall exclusively be in Miami-Dade County, Florida. In the event of an actual or threatened breach by Plan of Section 5.2, Section 5.3, or Section 6.5(d), MSO shall be entitled to seek an injunction restraining the Plan from the prohibited conduct. If the court should hold that the duration and/or scope of the covenant is unreasonable, then, to the extent permitted by law, the court may prescribe duration and/or scope that is reasonable and Plan agrees to accept such determination, subject to their rights of appeal. Nothing herein shall be construed as prohibiting MSO from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Plan. In the event of any action or proceeding to enforce the provisions of this Section, the prevailing party shall be reimbursed by other party(s) for all costs and attorneys’ fees incurred in such action or proceeding at all levels of proceedings.

7.8	No Third Party Beneficiaries

This Agreement shall not be construed to create any third party beneficiaries, including without limitation, Members.

7.9	Cumulative Remedies

Remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to either party and shall not be deemed waivers or substitutions for any action or remedy the parties may have under law or equity.

7.10	Gender and Number

When the context of this Agreement requires, the gender of all words shall include the masculine, feminine, neuter and the number of all words shall include the singular and plural.

7.11	Execution

This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

7.12	Force Majeure

No party to this Agreement shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any similar or dissimilar cause beyond the reasonable control of either party; provided, however, in the event the provision of Covered Services is substantially interrupted and alternative provisions acceptable to Plan are not made for the provision of Covered Services to Members within forty-eight hours (or less in the event of an Emergency or Urgently Needed Care), Plan shall have the right to terminate this Agreement upon ten (10) days prior written notice to MSO.

7.13	Authority

Each signatory to this Agreement represents and warrants that he/she/it possesses all necessary capacity and authority to act for, sign and bind the respective entity on whose behalf he is signing.

7.14	Costs and Fees

In the event of any litigation by any party to enforce or defend its rights under the Agreement, the prevailing party, in addition to all other relief, shall be entitled to reasonable attorney’s fees,

7.15	Notices

Any notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after such notice is mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:

If to MSO:

Managed Healthcare Partners, LLC
2151 S. Le Jeune Road, Suite 202
Coral Gables, Florida 33134
Attn: President

If to HealthSun:

HealthSun Health Plans, Inc.
1205 SW 37th Avenue, 2nd Floor
Miami, Florida 33135
Attn: President

or to such other address as shall be furnished in writing by a party to the other parties.

7.16	Recitals

The recitals set forth at the beginning of this Agreement are true and correct and are incorporated herein by reference as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

MSO: MANAGED HEALTHCARE PARTNERS, LLC	PLAN: HEALTHSUN HEALTH PLANS, INC.

ATTACHMENT A

PRIMARY CARE SERVICES

ATTACHMENT B

COMPENSATION

ATTACHMENT C

MSO PROVIDERS

ATTACHMENT D

COVERED LINES OF BUSINESS